Exhibit 99.1

Papa John’s Announces First Quarter 2016 Results

First Quarter EPS Growth of 25.5%

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 3, 2016--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the first quarter ended March 27, 2016.

Highlights

  First quarter earnings per diluted share of $0.69 in 2016 compared to $0.55 in 2015, an increase of 25.5%
  System-wide comparable sales increases of 0.1% for North America and 5.7% for international
  2016 guidance reaffirmed

“We’re pleased to have delivered another solid quarter, with excellent profitability growth in spite of a competitive promotional environment,” said Papa John’s founder, chairman and CEO John Schnatter. “Our continued commitment to quality, a growing domestic digital sales mix that now stands at 55%, our expanded sports partnerships and international momentum will continue to drive the Papa John’s global brand in 2016 and beyond.”

First quarter 2016 revenues were $428.6 million, a 0.9% decrease from first quarter 2015 revenues of $432.3 million. First quarter 2016 net income increased 17.7% to $26.2 million, compared to first quarter 2015 net income of $22.2 million. First quarter 2016 diluted earnings per share increased 25.5% to $0.69, compared to first quarter 2015 diluted earnings per share of $0.55.

Global Restaurant and Comparable Sales Information

	First Quarter
	Mar. 27,	Mar. 29,
	2016	2015

Global restaurant sales growth (a)	2.3%	7.4%

Global restaurant sales growth, excluding the impact of foreign currency (a)	4.2%	9.6%

Comparable sales growth (b)
Domestic company-owned restaurants	1.0%	8.1%
North America franchised restaurants	(0.2%)	6.0%
System-wide North America restaurants	0.1%	6.5%

System-wide international restaurants	5.7%	7.7%

(a)	Includes both company-owned and franchised restaurant sales.

(b)	Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Management believes the presentation of global restaurant sales growth excluding the impact of foreign currency provides investors with useful information regarding underlying sales trends by presenting sales growth excluding the external factor of foreign currency exchange. Franchise restaurant sales are not included in company revenues.

Revenue and Operating Highlights

All revenue and operating highlights below are compared to the same period of the prior year, unless otherwise noted.

We have streamlined our income statement presentation by combining certain income statement captions in the condensed income statement. We have summarized 2015 by quarter in this same format in a supplemental schedule included in this press release.

Revenue Highlights

Consolidated revenues were $428.6 million for the first quarter of 2016, a decrease of $3.7 million, or 0.9%. The lower revenues were primarily due to the prior year inclusion of point-of-sale system (“FOCUS”) equipment sales as well as lower PJ Food Service sales from lower commodity costs. Significant changes in revenues are as follows:

  Domestic company-owned restaurant sales increased $8.4 million, or 4.3%, primarily due to an increase in equivalent units, including 20 restaurants acquired from franchisees during the first quarter, and a 1.0% increase in comparable sales.
  Domestic franchise royalties and fees increased approximately $850,000, or 3.3%, primarily due to reduced levels of royalty incentives in the first quarter of 2016.
  Domestic commissary and other sales decreased $15.0 million, or 8.1%. The decrease was due to the prior year inclusion of approximately $8.5 million of FOCUS equipment sales to franchisees. The higher levels of 2015 FOCUS equipment sales had no significant impact on 2015 operating results. Additionally, domestic commissary sales decreased by approximately $6.4 million as revenues associated with lower pricing for certain commodities, including meats and dough, were somewhat offset by an increase in sales volumes.
  International revenues increased approximately $2.0 million, or 8.0%, primarily due to the first quarter of 2016 including sublease rental revenue in the United Kingdom of approximately $1.6 million, which was shown net of the rental expenses in the prior year. The change in presentation had no impact on income before income taxes. Additionally, royalties and commissary revenues were higher due to an increase in the number of restaurants and an increase in comparable sales of 5.7%, calculated on a constant dollar basis. These increases were somewhat offset by lower China Company-owned restaurant revenues. The negative impact of foreign currency exchange rates was approximately $1.9 million.

Operating Highlights

The table below summarizes income before income taxes on a reporting segment basis:

	First Quarter
	Mar. 27,	Mar. 29,	Increase
(In thousands)	2016	2015	(Decrease)

Domestic company-owned restaurants	$20,187	$18,480	$1,707
Domestic commissaries	11,546	11,800	(254)
North America franchising	23,580	22,319	1,261
International	3,038	1,344	1,694
All others	51	443	(392)
Unallocated corporate expenses	(16,332)	(17,205)	873
Elimination of intersegment profits	(661)	(745)	84
Total income before income taxes	$41,409	$36,436	$4,973

First quarter 2016 income before income taxes increased approximately $5.0 million, or 13.6%. This increase was primarily due to the following:

  Domestic company-owned restaurants increased approximately $1.7 million primarily due to lower commodity costs, including meats and dough.
  North America franchising increased approximately $1.3 million primarily due to reduced royalty and development incentives.
  International income increased approximately $1.7 million primarily due to higher royalties and an increase in United Kingdom profits. This was somewhat offset by the impact of negative foreign currency exchange rates of approximately $700,000.
  Unallocated corporate expenses were approximately $900,000 lower primarily due to lower legal costs and lower expenses for our annual operators’ conference due to the later timing of the event in the second quarter of 2016.

These increases were partially offset by lower domestic commissaries income of approximately $250,000 due to a lower margin, which was partially offset by higher sales volumes.

The first quarter 2016 effective income tax rate was 32.3%, representing a decrease of 1.2% from the prior year rate of 33.5%. Our effective income tax rate may fluctuate from quarter to quarter for various reasons, including the timing of various deductions and credits.

The company’s free cash flow, a non-GAAP financial measure, for the first quarters of 2016 and 2015, was as follows (in thousands):

	First Quarter
	Mar. 27,	Mar. 29,
	2016	2015

Net cash provided by operating activities (a)	$29,969	$40,249
Purchases of property and equipment	(10,249)	(7,558)
Free cash flow	$19,720	$32,691

(a)	The decrease of approximately $10.3 million was primarily due to the payment of approximately $12.5 million in the first quarter of 2016 for the previously disclosed legal settlement, partially offset by higher net income.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for additional information concerning our operating results and cash flow for the three-month period ended March 27, 2016.

Global Restaurant Unit Data

At March 27, 2016, there were 4,903 Papa John’s restaurants operating in all 50 states and in 40 international countries and territories, as follows:

	Domestic	Franchised
	Company-	North	Total North
	owned	America	America	International	System-wide
First Quarter
Beginning - December 27, 2015	707	2,681	3,388	1,505	4,893
Opened	2	18	20	24	44
Closed	-	(18)	(18)	(16)	(34)
Acquired (divested)	20	(20)	-	-	-
Ending - March 27, 2016	729	2,661	3,390	1,513	4,903
Unit growth (decline)	22	(20)	2	8	10
% increase (decrease)	3.1%	-0.7%	0.1%	0.5%	0.2%

Our development pipeline as of March 27, 2016 included approximately 1,300 restaurants (200 units in North America and 1,100 units internationally), the majority of which are scheduled to open over the next six years.

Share Repurchase Activity

The following table reflects our repurchases for the first quarter of 2016 and subsequent repurchases through April 26, 2016 (in thousands):

	Number
Period	of Shares	Cost

First Quarter 2016	1,286	$66,033

March 27, 2016 through April 26, 2016	262	$14,625

There were 38.3 million diluted weighted average shares outstanding for the first quarter of 2016, representing a decrease of 5.5% over the prior year first quarter. Approximately 37.5 million actual shares of the company’s common stock were outstanding as of March 27, 2016.

2016 Guidance

The company is reaffirming its previously issued 2016 guidance.

Conference Call

A conference call is scheduled for May 4, 2016 at 10:00 a.m. Eastern Time to review our first quarter 2016 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 87333910.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, unit level performance, capital expenditures, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending;
  the adverse impact on the company or our results caused by product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our company-owned or franchised restaurants or others in the restaurant industry;
  failure to maintain our brand strength, quality reputation and consumer enthusiasm for our better ingredients marketing and advertising strategy;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites;
  increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned automobiles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability in our international markets, especially emerging markets, fluctuations in currency exchange rates, and difficulty in meeting planned sales targets and new store growth;
  the impact of current or future claims and litigation, including labor and employment-related claims;
  current or proposed legislation impacting our business;
  failure to effectively execute succession planning, and our reliance on the multiple roles of our founder, chairman and chief executive officer, who also serves as our brand spokesperson; and
  disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 27, 2015. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended
	March 27, 2016	March 29, 2015
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)
Revenues:
Domestic company-owned restaurant sales	$205,679	$197,287
Domestic franchise royalties and fees	26,476	25,624
Domestic commissary and other sales	168,985	183,947
International	27,455	25,426
Total revenues	428,595	432,284

Costs and expenses:
Operating costs (excluding depreciation and amortization
shown separately below):
Domestic company-owned restaurant expenses	161,310	155,032
Domestic commissary and other expenses	156,806	170,339
International expenses	17,590	15,478
General and administrative expenses	40,247	43,749
Depreciation and amortization	9,744	10,041
Total costs and expenses	385,697	394,639

Operating income	42,898	37,645
Net interest (expense) income	(1,489)	(1,209)
Income before income taxes	41,409	36,436
Income tax expense	13,358	12,197
Net income before attribution to noncontrolling interests	28,051	24,239
Income attributable to noncontrolling interests	(1,869)	(2,003)
Net income attributable to the company	$26,182	$22,236

Calculation of income for earnings per share:
Net income attributable to the company	$26,182	$22,236
Change in noncontrolling interest redemption value	220	70
Net income attributable to participating securities	(110)	(100)
Net income attributable to common shareholders	$26,292	$22,206

Basic earnings per common share	$0.69	$0.56
Diluted earnings per common share	$0.69	$0.55

Basic weighted average common shares outstanding	37,931	39,827
Diluted weighted average common shares outstanding	38,297	40,510

Dividends declared per common share	$0.175	$0.14

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 27,	December 27,
	2016	2015
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$17,272	$21,006
Accounts receivable, net	56,683	63,320
Notes receivable, net	7,049	7,816
Income taxes receivable	48	272
Inventories	22,267	21,564
Prepaid expenses and other current assets	27,910	29,313
Assets held for sale	9,094	9,299
Total current assets	140,323	152,590

Property and equipment, net	213,296	214,044
Notes receivable, less current portion, net	11,126	11,105
Goodwill	87,740	79,657
Deferred income taxes	2,041	2,415
Other assets	36,453	34,247
Total assets	$490,979	$494,058

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$33,582	$43,492
Income and other taxes payable	8,805	8,527
Accrued expenses and other current liabilities	62,579	80,918
Total current liabilities	104,966	132,937

Deferred revenue	3,847	3,190
Long-term debt	316,717	255,146
Deferred income taxes	9,394	4,610
Other long-term liabilities	52,862	47,606
Total liabilities	487,786	443,489

Redeemable noncontrolling interests	8,887	8,363

Total stockholders' equity	(5,694)	42,206
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$490,979	$494,058

Note:	The Condensed Consolidated Balance Sheet has been derived from the audited consolidated financial statements, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Three Months Ended
(In thousands)	March 27, 2016	March 29, 2015
	(Unaudited)	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$28,051	$24,239
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	216	659
Depreciation and amortization	9,744	10,041
Deferred income taxes	7,141	(36)
Stock-based compensation expense	2,172	2,264
Other	1,101	1,180
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	6,457	(1,312)
Income taxes receivable	223	5,899
Inventories	(612)	1,043
Prepaid expenses and other current assets	1,624	2,452
Other assets and liabilities	(614)	(154)
Accounts payable	(10,007)	(3,828)
Income and other taxes payable	277	167
Accrued expenses and other current liabilities	(16,738)	(2,291)
Deferred revenue	934	(74)
Net cash provided by operating activities	29,969	40,249

Investing activities
Purchases of property and equipment	(10,249)	(7,558)
Loans issued	(917)	(506)
Repayments of loans issued	1,275	1,083
Acquisitions, net of cash acquired	(11,202)	(341)
Other	159	20
Net cash used in investing activities	(20,934)	(7,302)

Financing activities
Net proceeds on line of credit facility	61,500	549
Cash dividends paid	(6,628)	(5,545)
Excess tax benefit on equity awards	3,884	5,091
Tax payments for equity award issuances	(5,670)	(5,557)
Proceeds from exercise of stock options	922	2,210
Acquisition of Company common stock	(66,033)	(24,765)
Contributions from noncontrolling interest holders	120	-
Distributions to noncontrolling interest holders	(1,100)	(1,705)
Other	294	253
Net cash used in financing activities	(12,711)	(29,469)

Effect of exchange rate changes on cash and cash equivalents	(58)	(76)
Change in cash and cash equivalents	(3,734)	3,402
Cash and cash equivalents at beginning of period	21,006	20,122

Cash and cash equivalents at end of period	$17,272	$23,524

The following schedule provides the condensed consolidated statements of income by quarter and for the full year 2015 in the new format.

Papa John's International, Inc. and Subsidiaries
2015 Condensed Consolidated Statements of Income

					Full Year
	Quarter Ended (Unaudited)				Ended
	Mar. 29,	Jun. 28,	Sep. 27,	Dec. 27,	Dec. 27,
	2015	2015	2015	2015	2015
(In thousands, except per share amounts)
Revenues:
Domestic company-owned restaurant sales	$197,287	$185,962	$180,059	$192,999	$756,307
Domestic franchise royalties and fees	25,624	23,276	22,285	24,871	96,056
Domestic commissary and other sales	183,947	163,427	159,939	173,008	680,321
International	25,426	26,326	27,001	25,938	104,691
Total revenues	432,284	398,991	389,284	416,816	1,637,375

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	155,032	147,356	148,536	153,282	604,206
Domestic commissary and other expenses	170,339	151,206	148,709	159,169	629,423
International expenses	15,478	16,250	16,481	15,297	63,506
General and administrative expenses	43,749	43,047	37,660	39,170	163,626
Depreciation and amortization	10,041	10,136	10,461	9,669	40,307
Total costs and expenses	394,639	367,995	361,847	376,587	1,501,068

Operating income	37,645	30,996	27,437	40,229	136,307
Legal settlement expense	-	(12,278)	-	-	(12,278)
Net interest (expense) income	(1,209)	(1,187)	(1,180)	(1,306)	(4,882)
Income before income taxes	36,436	17,531	26,257	38,923	119,147
Income tax expense	12,197	5,063	7,281	12,642	37,183
Net income before attribution to noncontrolling interests	24,239	12,468	18,976	26,281	81,964
Income attributable to noncontrolling interests	(2,003)	(1,688)	(1,005)	(1,586)	(6,282)
Net income attributable to the company	$22,236	$10,780	$17,971	$24,695	$75,682

Calculation of income for earnings per share:
Net income attributable to the company	$22,236	$10,780	$17,971	$24,695	$75,682
Change in noncontrolling interest redemption value	70	73	49	(127)	65
Net income attributable to participating securities	(100)	(50)	(73)	(102)	(325)
Net income attributable to common shareholders	$22,206	$10,803	$17,947	$24,466	$75,422

Basic earnings per common share	$0.56	$0.27	$0.46	$0.63	$1.91
Diluted earnings per common share	$0.55	$0.27	$0.45	$0.62	$1.89

Basic weighted average common shares outstanding	39,827	39,692	39,394	38,909	39,458
Diluted weighted average common shares outstanding	40,510	40,217	39,895	39,367	40,000

Dividends declared per common share	$0.14	$0.14	$0.175	$0.175	$0.63

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-7272
Chief Financial Officer